Exhibit 99.1

Watsco Reports Record Second Quarter Results

MIAMI, FLORIDA, July 23, 2003 – Watsco, Inc. (NYSE:WSO) announced today record operating performance for the second quarter and for the first six months of 2003.

For the quarter, diluted earnings per share improved 13% to a record 52 cents on record net income of $13.4 million. Operating profit advanced 7% to $22.9 million for the quarter, with operating margins expanding 20 basis-points to a record 6.7%. Gross profit increased 4% to $84.3 million with gross selling margins rising 30 basis-points to 24.8%. Interest expense declined 18% or $.3 million from a 16% reduction in average daily borrowings. Shares used in the computation of diluted earnings per share declined 6% primarily reflecting the impact of the Company’s share repurchase program.

Sales during the second quarter increased 3% to $340.5 million, including a 3% same-store sales increase in residential and light-commercial products and a decline in sales to the manufactured housing market. Sales results also include a contribution of $10.2 million from 52 locations that were acquired during the second quarter.

For the six months, diluted earnings per share rose 18% to a record 67 cents on record net income of $17.2 million. Operating profit grew 8% to $30.4 million during the first-half of 2003, with operating margins expanding 30 basis-points to 5.1%. Gross profit increased 3% to $148.1 million with gross selling margins improving 30 basis-points to 24.8%. Interest expense decreased 19% or $.7 million from a 17% reduction in average daily borrowings. Shares used in the computation of diluted earnings per share declined 5% during the period.

Sales for the first six months of 2003 increased 2% to $597.9 million, including a 3% same-store sales increase in residential and light-commercial products and a decline in sales to the manufactured housing market. Sales results also include the contribution from the 52 acquired locations.

Cash flow from operations was $13.2 million for the quarter and $12.2 million year to date and is expected to grow substantially by the end of 2003 as the second half of the year is typically a strong seasonal period for cash flow. Long-term debt at June 30, 2003 declined 18% to $80.0 million compared to $97.7 million a year ago. The Company’s debt-to-total capitalization ratio improved to 19% at June 30, 2003 versus 23% a year ago.

Albert Nahmad, Watsco’s President and Chief Executive Officer stated, “Watsco is operating at record levels of performance in earnings per share and net income with expanded operating margins and continued cash flow during the first-half of 2003. These trends are expected to continue and result in another solid year.”

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 324 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market and regulatory factors. More detailed information about those factors is contained in Watsco’s filings with the Securities and Exchange Commission.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$340,516	$331,170	$597,914	$587,985
Cost of sales	256,172	249,900	449,784	443,740

Gross profit	84,344	81,270	148,130	144,245
SG&A expenses	61,468	59,832	117,700	116,176

Operating profit	22,876	21,438	30,430	28,069
Interest expense, net	1,565	1,914	3,077	3,781

Income before income taxes	21,311	19,524	27,353	24,288
Income taxes	7,885	7,058	10,121	8,780

Net income	$13,426	$12,466	$17,232	$15,508

Basic earnings per share	$0.54	$0.48	$0.69	$0.60
Diluted earnings per share	$0.52	$0.46	$0.67	$0.57
Weighted average shares used to calculate:
Basic earnings per share	25,016	26,018	25,069	25,928
Diluted earnings per share	25,786	27,328	25,787	27,181

Segment Information:

	Quarter Ended June 30,		Six Months Ended June 30,
Revenue:	2003	2002	2003	2002
Distribution	$334,099	$322,837	$584,831	$571,629
Staffing	6,417	8,333	13,083	16,356

Total	$340,516	$331,170	$597,914	$587,985

Operating profit (loss):
Distribution	$26,336	$24,307	$37,572	$33,577
Staffing	(350)	(333)	(759)	(621)
Corporate	(3,110)	(2,536)	(6,383)	(4,887)

Total	$22,876	$21,438	$30,430	$28,069

Watsco, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2003 (unaudited)	December 31, 2002
Cash and cash equivalents	$12,304	$25,880
Accounts receivable, net	168,425	129,396
Inventories	215,487	176,407
Other current assets	9,332	13,878

Total current assets	405,548	345,561
Property and equipment, net	24,182	25,850
Other non-current assets	136,005	132,308

Total assets	$565,735	$503,719

Accounts payable and accrued liabilities	$135,891	$86,180
Current portion of long-term obligations	239	272

	136,130	86,452
Borrowings under revolving credit agreement	50,000	50,000
Long-term notes	30,000	30,000
Other long-term obligations	6,382	8,066

Total liabilities	222,512	174,518
Shareholders’ equity	343,223	329,201

Total liabilities and shareholders’ equity	$565,735	$503,719